Exhibit 99.1

SLS International Announces Record Second Quarter Revenue

Revenue Increases 75.6% Versus Year-Earlier Period; Backlog of $539,571 is Highest in Company's History

SPRINGFIELD, Mo., July 19 /PRNewswire-FirstCall/ -- SLS International (OTC Bulletin Board: SITI - News) announced today that it expects to report second quarter revenue, for the period ended June 30, 2005, of $887,155, the highest in the company's history and a 75.6% increase from the same period in 2004. For the six months ended June 30, 2005, the Company expects to report revenue of $1,756,724, an increase of 89.7% versus the first six months of fiscal 2004. At the end of the second quarter, the company had a backlog of $539,571 in orders to be shipped, the highest in its history.

"While we are pleased that we were able to report another record quarter of sales, we are most excited about the opportunities for growth during the second half of our fiscal year," said John Gott, SLS International's Chief Executive Officer. "Our recently introduced Cinema Series has generated a great deal of interest, and we expect to sell our speakers for many new projects. In addition, due to delays in construction at the Trump Grande Ocean Resort & Residences, an oceanfront condominium project, located in Sunny Isles Beach, Florida, we expect many of the orders to occur during the third and fourth quarters. We also believe that many of the new distributors we signed in Germany and the Caribbean will enhance international sales. In addition, we have entered into agreements with representative firms across the U.S. to give us even greater geographic penetration. Our agreement with Mark Burnett should enable us to raise our profile significantly, through exposure on such national television shows such as 'Rock Star: INXS'. Finally, we are actively preparing for the launch of our products this Fall in one of the largest retailers in the world. Our new, state-of-the-art facility gives us the ability to efficiently support these initiatives."

  Some of the highlights of the second quarter included:

* Agreement with Mark Burnett Productions. The Company entered into a three-year promotion agreement with Mark Burnett, executive producer of reality programs such as "Survivor," "The Apprentice" with Donald Trump, and his production company. Under the terms of the agreement, Mr. Burnett and his production company will work to create product integration opportunities for SLS and SLS-branded products to be integrated into his prime-time network television productions and to secure product placements of SLS products. Mr. Burnett will also act as a consultant to SLS on various business development projects.

* New corporate headquarters. The Company completed its new 150,000 square foot manufacturing facility located in Ozark, Missouri. The new Facility has the capability to produce over $200 million of audio products, plus has the infrastructure to support and partially warehouse product in excess of $1 billion in annual revenue. Based upon its state-of-the-art design, the Facility is expected to significantly enhance the Company's efficiency, improving its operating margins.

* Agreement with leading German distributor. The Company selected Audio Concepts as its new distributor in Germany. The agreement is expected to significantly expand distribution of the company's products to the very large installation and touring markets in Germany.

* Enhanced distribution capabilities. SLS selected three new sales representative firms in conjunction with its nationwide marketing campaign. The recent appointments are expected to increase SLS's distribution of products in the United States and Caribbean.

* Expansion of Management team. SLS appointed Steven M. Lamar as President and Michael Maples as Chief Operating Officer and Chief Financial Officer. Mr. Lamar was formerly a Managing Partner at BayStar Capital Management, LLC, the Company's largest investor. Mr. Maples has served as an SLS Director since 2001.

The Company expects to file its 10-Q for the period ended June 30, 2005 during mid-August.

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.